EXHIBIT 99.2

Ainos Announces Closing of $3.3 Million Public Offering, Uplisting to NASDAQ, and Reverse Stock Split

SAN DIEGO, CA / ACCESSWIRE / August 11, 2022 / Ainos, Inc. (NASDAQ: AIMD, AIMDW) ("Ainos", or the "Company"), a diversified medtech company focused on the development of novel point-of-care testing, low-dose interferon therapeutics, and synthetic RNA-driven preventative medicine, today announced the closing of its previously announced underwritten public offering of 780,000 units at a public offering price of $4.25 per unit. Each unit issued in the offering consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $4.25.  The common stock and warrants were immediately separable and were issued separately. The common stock and warrants began trading on the Nasdaq Capital Market on August 9, 2022, under the symbols "AIMD" and "AIMDW," respectively. Ainos received gross proceeds of approximately $3.3 million, before deducting underwriting discounts and commissions and other estimated offering expenses. In connection with the offering, the Company effectuated a reverse split of its issued and outstanding common stock at a ratio of 1-for-15. The reverse stock split became effective at 8 p.m., Eastern Time, on August 8, 2022.   The share numbers and pricing information in this release are adjusted to reflect the impact of the reverse stock split.

Ainos has granted the underwriters a 45-day option to purchase up to an additional 117,000 shares of common stock and/or up to an additional 117,000 warrants at the public offering price to cover over-allotments. The underwriters have partially exercised its option to purchase an additional 117,000 warrants.

Maxim Group LLC acted as sole book-running manager for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC acted as co-manager for the offering.

The offering was conducted pursuant to the Company's registration statement on Form S-1 (Registration No. 333-264527) that was previously filed with Securities and Exchange Commission ("SEC"), and declared effective on August 8, 2022.  A final prospectus relating to the offering was filed with the SEC and is available on the SEC's website at http://www.sec.gov. Electronic copies of the final prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, at (212) 895-3745.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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About Ainos, Inc.

Headquartered in San Diego, California, Ainos, Inc. (f/k/a Amarillo Biosciences, Inc.) is a diversified medtech company engaged in developing innovative medical technologies for point-of-care testing and safe and novel medical treatment for a broad range of disease indications. In addition to its proprietary therapeutics using low-dose non-injectable interferon, Ainos is committed to developing a comprehensive healthcare business portfolio encompassing medical devices and consumer healthcare products. While prioritizing the commercialization of medical devices as part of its diversification strategy, Ainos has also expanded its product portfolio to include Volatile Organic Compounds (VOC) and COVID-19 POCTs. Leveraging its 51 issued and pending patents related to VOC technologies and three issued patents for COVID-19 POCT products, the Company seeks to expedite the commercialization of its medical device pipeline, beginning with Ainos-branded COVID-19 POCT product candidates.

Forward-Looking Statements

This press release contains 'forward-looking statements' within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "predict," "project," "target," "future," "seek," "likely," "strategy," "may," "should," "will," and similar references to future periods. Forward-looking statements are based only on our current beliefs, expectations, and assumptions. Forward-looking statements are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements.

Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, the following: the cost of production and sales potential of the planned drug treatments announced in this press release; the impact of final approvals from the U.S. Food and Drug Administration (the "FDA") or other regulatory bodies for the planned drug treatments including the availability of emergency use authorization; the Company's limited cash and history of losses; the Company's ability to achieve profitability; intense competition and rapidly advancing technology in the Company's industry that may outpace its technology; customer demand for the products and services the Company develops; the impact of competitive or alternative products, technologies and pricing; the Company's ability to manufacture any products it develops; general economic conditions and events and the impact they may have on the Company and its potential customers, including but not limited to the impact of Covid-19; the Company's ability to obtain adequate financing in the future; the impact of promulgation and implementation of regulations by the World Health Organization, the FDA and by other governmental authorities with functions similar to those of the FDA on the Company's operations and technologies; lawsuits and other claims by third parties or investigations by various regulatory agencies governing the Company's operations; the Company's ability to secure regulatory approvals for its products; and our success in managing the risks involved in the foregoing items. Readers should also review the risks and uncertainties listed in our most recent Annual Report on Form 10-K and other reports we file with the U.S. Securities and Exchange Commission.

Any forward-looking statement made by us in this press release speaks only as of the date on which such statement is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Investor Relations Contact

ICR, LLC

Robin Yang

Tel: +1 646-224-6971

Email:

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